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                                                                    Exhibit 4.16

                      Form of Instructions to Stockholders


                            AUREAL SEMICONDUCTOR INC.
                                 RIGHTS OFFERING

             INSTRUCTIONS FOR COMPLETING THE SUBSCRIPTION AGREEMENT

        The enclosed Subscription Agreement entitles you to purchase the number of shares of common stock, par value $0.001 (the "Common Stock"), of Aureal Semiconductor Inc. (the "Company") as set forth in the Subscription Agreement.

        To subscribe for shares of Common Stock, you must present to ChaseMellon Shareholder Services, L.L.C. (the "Subscription Agent") prior to 5:00 p.m., Eastern Daylight Savings time, on ____________, 1999, a properly completed and executed Subscription Agreement and a money order or check drawn on a bank located in the United States of America and payable to "ChaseMellon Shareholder Services, L.L.C." or a wire transfer of funds for an amount equal to the number of shares subscribed for multiplied by $0.60, the subscription price.

        As soon as practical following the Expiration Date and after payment for any shares of Common Stock subscribed for has cleared (which clearance may take up to 15 days from receipt of the payment), subscribers will receive from the Subscription Agent stock certificates for the number of shares of Common Stock acquired.